RESTRICTED STOCK AGREEMENT



         THIS AGREEMENT, made as of this ____ day of _____, 2000, by and between Southwestern Energy Company, a corporation (the "Company") and ________________ (the "Participant").

                                   WITNESSETH:

         WHEREAS, the Participant is now serving as an officer or key employee of the Company and the Company desires to afford the Participant the opportunity to acquire, or enlarge, the Participant's stock ownership in the Company so that the Participant may have a direct proprietary interest in the Company's success;

         NOW, THEREFORE, in consideration of the covenants and agreement herein contained, the parties hereto hereby agree as follows:

1.       Grant of Restricted Stock

         The Company hereby grants to the Participant, subject to the terms and conditions herein set forth, the right to receive from the Company ____ shares of Restricted Stock ($.10 par value) of the Company to be issued from treasury shares separate and apart from the Southwestern Energy Company 2000 Stock Incentive Plan.

2.       Definitions

         (a) "Change in Control" shall mean the occurrence of any of the following:

              (i) any "person" (as such term is used in Sections 13(d) and 14(d)
         of the Securities Exchange Act of 1934 (the "Exchange Act"), an "Acquiring Person") becomes the "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Southwestern representing 20% or more of the combined voting power of Southwestern's then outstanding securities, provided, however, that any acquisition by (A) Southwestern or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by Southwestern or any of its subsidiaries or (B) any corporation with respect to which, immediately following such acquisition, more than 60% of, respectively, the then outstanding shares of Common Stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, in the aggregate by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Southwestern Common Stock and Southwestern voting securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to

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         such  acquisition,  of the  outstanding  Southwestern  Common Stock and
         Southwestern  voting  securities,   as  the  case  may  be,  shall  not
         constitute a Change in Control;

              (ii) consummation by Southwestern of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were their respective beneficial owners of the outstanding Southwestern Common Stock and Southwestern voting securities immediately prior to such Business Combination do not in the aggregate, immediately following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the outstanding Southwestern Common Stock and Southwestern voting securities, as the case may be;

              (iii) any individual who is nominated by the Board for election to the Board on any date fails to be so elected as a direct or indirect result of any proxy fight or contested election for positions on the Board;

              (iv) a "change in control" of Southwestern of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act occurs;

              (v) (A) a complete  liquidation or dissolution of  Southwestern or
         (B) a sale or other disposition of all or substantially all of the assets of both the Exploration and Production and the Utility business segments of Southwestern other than to a corporation with respect to which, immediately following such sale or disposition, more than 80% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, in the aggregate by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Southwestern Common Stock and Southwestern voting securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the outstanding Southwestern Common Stock and Southwestern voting securities, as the case may be, immediately prior to such sale or disposition;

              (vi) other than with respect to a person who is employed in the Utility business segment of Southwestern, the sale or other disposition of all or substantially all the assets of the Exploration and Production business segment other than to a corporation with respect to which, immediately following such sale or disposition, more than 80% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of

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

         directors is then beneficially owned, directly or indirectly, in the aggregate by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding
         Southwestern Common Stock and Southwestern voting securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the outstanding Southwestern Common Stock and Southwestern voting securities, as the case may be, immediately prior to such sale or disposition; or

              (vii) a majority of the Board determines in its sole and absolute discretion that there has been a Change in Control of Southwestern or that there will be a Change in Control of Southwestern upon the occurrence of certain specified events and such events occur.

         (b) "Committee" shall mean the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer this agreement and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of hereto.

         (c) "Common Stock" shall mean Southwestern's Common Stock, $.10 par value per share, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of Section 4 hereto.

         (d)  "Company" shall mean Southwestern and each of its Subsidiaries.

         (e) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         (f) "Issue Date" shall mean the date established by the Committee on which certificates representing shares of Restricted Stock shall be issued by Southwestern pursuant to the terms hereto.

         (g) "Person" shall mean a "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

         (h) "Restricted Stock" shall mean a share of Common Stock which is granted pursuant to Section 3 hereto and which is subject to the restrictions set forth hereto for so long as such restrictions continue to apply to such share.

         (i) "Securities Act" shall mean the Securities Act of 1933, as amended.

         (j) "Vesting Date" shall mean the date established by the Committee on which a share of Restricted Stock may vest.

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

3.       Term and Restrictions

         (a)  Issue Date and Vesting Date

         The Issue Date of the Restricted Stock granted hereunder shall be the effective date of this agreement. Except as provided in Sections 3(c) and 3(f), stock certificates representing the shares of Restricted Stock granted hereunder shall be issued in accordance with Section 3(d) hereof. Such shares shall vest ratably over a three year period from the date hereof (the "Vesting Dates"). Except as provided in Sections 3(c) and 3(f), and provided that all conditions to the vesting of a share of Restricted Stock imposed pursuant to Section 3(b) hereof are satisfied, upon the occurrence of the Vesting Date with respect to a share of Restricted Stock, such share shall vest and the restrictions of Section 3(c) hereof shall cease to apply to such share.

         (b)  Conditions to Vesting

         Except for  continuation  of employment with the Company as provided in
Section 3(f) hereof, there are no conditions to the vesting of the shares of Restricted Stock granted hereunder.

          (c)  Restrictions on Transfer Prior to Vesting

         Prior to the vesting of a share of Restricted Stock, such share of Restricted Stock shall not be transferable under any circumstances and no transfer of a Participant's rights with respect to such share, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to such share, but immediately upon any attempt to transfer such rights, such share, and all of the rights related thereto, shall be cancelled and shall be forfeited by the Participant and the transfer shall be of no force or effect.

         (d)  Issuance of Certificates

         (1) Except as provided in Section 3(c) or 3(f) hereof, reasonably promptly after the Issue Date with respect to shares of Restricted Stock, the Company shall cause to be issued stock certificates, registered in the name of the Participant to whom such shares were granted, evidencing such shares; provided, that the Company shall not cause to be issued such a stock certificate unless it has received a stock power duly endorsed in blank with respect to such shares. Each such stock certificate shall bear the following legend:

                  The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture provisions and restrictions against transfer) contained in an Agreement entered into between the registered owner of such shares and Southwestern Energy Company. A copy of the Agreement is on file in the office of the

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

                  Secretary of Southwestern Energy Company, 1083 Sain Street, Fayetteville, Arkansas 72703.

Such legend shall not be removed from the certificate evidencing such shares unless and until such shares become vested and the restrictions on the transfer thereof lapse pursuant to the terms hereof and any agreement evidencing such Restricted Stock.

         (2) Each certificate issued pursuant to Section 3(d)(1) hereof, together with the stock powers relating to the shares of Restricted Stock evidenced by such certificate, shall be deposited by the Company with a custodian designated by the Company. The Company shall cause such custodian to issue to the Participant a receipt evidencing the certificates held by it which are registered in the name of the Participant.

         (e)  Consequences Upon Vesting

         Upon the vesting of a share of Restricted Stock pursuant to the terms hereof, the restrictions of Section 3(c) hereof shall cease to apply to such share. Reasonably promptly after a share of Restricted Stock vests pursuant to the terms hereof, the Company shall cause to be issued and delivered to the Participant, a certificate evidencing such share, free of the legend set forth in Section 3(d)(1) hereof, together with any other property of the Participant held by the custodian pursuant to Section 3(d)(2) hereof.

         (f)  Effect of Termination of Employment

         In the event that the employment of a Participant with the Company shall terminate for any reason prior to the vesting of shares of Restricted Stock, all shares of Restricted Stock granted to the Participant hereunder which have not vested as of the date of such termination shall be immediately forfeited.

         (g)  Effect of Change in Control

         Upon the occurrence of a Change in Control, all shares of Restricted Stock granted hereunder which have not theretofore vested, or been canceled or forfeited pursuant to any provision hereof, shall immediately vest.

4.       Adjustment Upon Changes in Common Stock

         (a)  Outstanding Restricted Stock

         Unless the Committee in its absolute discretion otherwise determines, any securities or other property (including dividends paid in cash) received by the Participant with respect to a share of Restricted Stock, the Issue Date with respect to which occurs prior to such event, but which has not vested as of the date of such event, as a result of any dividend, stock split, reverse

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

stock split, recapitalization, merger, consolidation, combination, exchange of shares or otherwise will not vest until such share of Restricted Stock vests, and shall be promptly deposited with the custodian designated pursuant to Paragraph 3(d)(2) hereof. The Committee has determined that the right to receive cash dividends paid on the shares of Restricted Stock shall vest on the Issue Date.

         The Committee may, in its absolute discretion, adjust the grant of shares of Restricted Stock made hereunder, provided the Issue Date has not occurred as of the date of the occurrence of any of the following events, to reflect any dividend, stock split, reverse stock split, recapitalization, merger, consolidation, combination, exchange of shares or similar corporate change as the Committee may deem appropriate to prevent the enlargement or dilution of rights of the Participant under the grant.

         (b)  No Other Rights

         Except as expressly provided herein, the Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to the Restricted Stock granted hereunder.

5.       Rights as a Shareholder

         No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to the Restricted Stock granted hereunder until the date of the issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 4 hereof, no adjustment to the Restricted Stock shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

6.       No Special Employment Rights; No Right To Restricted Stock

         Nothing contained herein shall confer upon the Participant any right with respect to continuation of the Participant's employment by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence on the date hereof. The grant of the Restricted Stock hereunder shall neither require or prevent the granting of any subsequent Restricted Stock to the Participant or any other person.

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

7.       Securities Matters

         Southwestern shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, Southwestern shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to this agreement unless and until Southwestern is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee deems necessary or desirable.

8.       Withholding Taxes

         (a)  Cash Remittance

         Whenever shares of Common Stock are to be issued upon the occurrence of the Issue Date or the Vesting Date and whenever dividends are paid in respect of non-vested shares of restricted stock, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such occurrence prior to the delivery of any certificate or certificates for such shares.

         (b)  Stock Remittance

         Subject to Section 8(a) hereof, at the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the occurrence of the Issue Date or the Vesting Date, in lieu of the remittance required by Section 8(a) hereof, the Participant may tender to the Company a number of shares of Common Stock owned by the Participant for at least six months having a Fair Market Value at the tender date determined by the Committee to be sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise and not greater than the Participant's estimated total federal, state and local tax obligations associated with such exercise.

         (c)  Stock Withholding

         The Company shall have the right, when shares of Common Stock are to be issued upon the occurrence of the Issue Date or the Vesting Date, in lieu of requiring the remittance required by Section 8(a) hereof, to withhold a number of such shares, the Fair Market Value of which at the exercise date the Committee determines to be sufficient to satisfy the federal, state and local

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

withholding tax requirements, if any, attributable to such occurrence and is not greater than the Participant's estimated total federal, state and local tax obligations associated with such exercise.

         (d)  Timing and Method of Elections

         Notwithstanding any other provisions hereof, if the Participant is subject to Section 16(b) of the Exchange Act, the Participant may only make the election described in Section 8(b) hereof provided that the Participant is in compliance with the Southwestern Energy Company Statement of Company Policy on Insider Trading and the Southwestern Energy Company Policy Regarding Special Trading Procedures.

9.       Transfers Upon Death

         No transfer by Will or the laws of descent and distribution of the Restricted Stock granted hereunder, shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the Will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of this Agreement that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Restricted Stock.

10.      Failure to Comply

         In addition to the remedies of the Company elsewhere provided for herein, failure by the Participant (or beneficiary) to comply with any of the terms and conditions of this Agreement, unless such failure is remedied by the Participant (or beneficiary) within ten days after having been notified of such failure by the Committee, shall be grounds for the cancellation and forfeiture of the Restricted Stock, in whole or in part as the Committee, in its absolute discretion, may determine.

11.      Applicable Law

         Except to the extent preempted by any applicable federal law, this Agreement will be construed and administered in accordance with the laws of the State of Arkansas, without reference to the principles of conflicts of law.

12.      Notices

         Any notice hereunder to the Company shall be addressed to it at its office, P. O. Box 1408, Fayetteville, AR 72702-1408: Attention: Secretary, and any notice hereunder to the Participant shall be addressed to the Participant at __________________________________________. Either party may designate at any time hereafter in writing some other address.

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

         IN WITNESS WHEREOF, Southwestern Energy Company has caused this Agreement to be executed by its undersigned duly authorized officer as of the ___ day of _____, 2000.

                                       SOUTHWESTERN ENERGY COMPANY

ATTEST:   (Seal)                       By:____________________________
                                              President and Chief
                                               Executive Officer

By:____________________________
   Executive Vice President and
     Chief Financial Officer

                                          ____________________________
                                                 (Participant)







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